NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 19, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 06, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Mandatory Conversion became effective on May 6, 2025. Each share of cbdMD, Inc.'s 8.0% Series A Cumulative Convertible Preferred Stock was converted into thirteen shares of cbdMD, Inc. Common Stock, inclusive of all accumulated and unpaid dividends. The Automatic Conversion of cbdMD, Inc.'s 8.0% Series A Cumulative Convertible Preferred Stock will be immediately followed by a 1-for-8 Reverse Split of cbdMD, Inc.'s Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 06, 2025.